EXHIBIT 23.1 - Consent Of Morgan and Company Chartered Accountants














INDEPENDENT AUDITORS' CONSENT




We consent to the use in the amended Registration Statement of Trafalgar Ventures Inc. on Form SB-2 of our Auditors' Report, dated July 16, 2002, on the balance sheet of Trafalgar Ventures Inc. as at July 15, 2002, and the related statement of loss and deficit accumulated during the exploration stage, statement of cash flows and statement of stockholders' equity for the period from inception on February 6, 2002 to July 15, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.




Vancouver, Canada                         "Morgan & Company"

June 26, 2003                         Chartered Accountants